Exhibit 99.1

Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

TAUBMAN TO SELL SEVEN MALLS TO STARWOOD CAPITAL GROUP
Transactions Valued at $1.4 Billion

BLOOMFIELD HILLS, Mich./GREENWICH, Conn., June 18, 2014 - - Taubman Centers, Inc. (NYSE: TCO) and Starwood Capital Group (“Starwood”), a leading global private investment firm, today announced a definitive agreement whereby Starwood, through a controlled affiliate, has agreed to purchase a portfolio consisting of seven Taubman malls. The sale is part of Taubman’s ongoing strategy to recycle capital, maximize its NOI growth rate and create net asset value for investors over time.

“Given today’s investor interest in high quality regional malls, we have taken advantage of the opportunity to further enhance our growth and valuation, while increasing our industry leading productivity and modestly reducing the size of our base,” said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers. “As a result of these sale transactions, the company’s development and redevelopment pipeline will have an even greater impact on our growth.”

Taubman Centers currently owns, leases and/or manages 27 retail properties in 15 states and South Korea. Its portfolio of 24 owned shopping centers is the most productive in the U.S. publicly traded regional mall industry.  The company reported mall tenant sales per square foot of $721 in 2013 and upon completion of these transactions, expects its mall tenant sales to increase by more than $100 per square foot. “The seven centers we are selling are strong properties that fit well within the Starwood portfolio and will continue to thrive under their management,” said Mr. Taubman.

“This acquisition is highly strategic for Starwood and its retail operating platform, Starwood Retail Partners (“SRP”),” said Barry Sternlicht, chairman & chief executive officer of Starwood Capital Group. “These assets will expand SRP’s retail portfolio to 28 properties totaling 26.8 million square feet across 15 states. The Taubman portfolio broadens our relationships with higher end department stores and in line tenants and gives us an excellent opportunity to continue to produce attractive returns for our investors.”

SRP, based in Chicago, was formed by Starwood to manage, lease and redevelop retail real estate assets across the regional mall, lifestyle and power center sectors in order to maximize property cash flow and long-term value. SRP has more than 200 employees and, through a combination of talent, experience and execution capabilities brings hands on experience in management, leasing and redevelopment to each of its investments. SRP ranks among the largest regional mall operating platforms in the United States.

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The following seven malls are included in the transaction announced today:

•	MacArthur Center (Norfolk, Va.)

•	Stony Point Fashion Park (Richmond, Va.)

•	Northlake Mall (Charlotte, N.C.)

•	The Mall at Wellington Green (Wellington, Fla.)

•	The Shops at Willow Bend (Plano, Tex.)

•	The Mall at Partridge Creek (Clinton Township, Mich.)

•	Fairlane Town Center (Dearborn, Mich.)

Consideration totaling $1.405 billion before transaction costs includes $785 million of cash and $620 million of property-level debt that will be repaid or assumed at closing by the buyer. Taubman’s share of cash and property level debt are expected to be $765 million and $595 million, respectively. The transaction, which has been approved by Taubman Centers’ Board of Directors, is subject to normal closing conditions. Taubman was represented by Eastdil Secured, LLC. Closing is expected to occur in the fourth quarter of 2014.

By late 2016, new Taubman properties are scheduled to open in Sarasota, Florida, San Juan, Puerto Rico and Honolulu, Hawaii; and three centers will debut in China and South Korea. In addition, major redevelopment projects representing an investment of about $265 million are under way at existing Taubman centers in Los Angeles, Denver, Nashville, Miami and the San Francisco Bay area.

Taubman will host a conference call at 11:00 a.m. EDT on Wednesday, June 18 to discuss the transactions. Stockholders and interested parties may listen to a live broadcast of the conference call by dialing 1-866-820-1712 or 1-973-638-3468 and using reservation code 62953100 or by accessing the call online at http://investors.taubman.com/investors/investor-events-and-presentations. An online replay will be available for approximately 90 days. A telephone replay will be available until June 25, 2015 and can be accessed at 1-855-859-2056 using reservation code 62953100. Investor materials will be made available online at http://investors.taubman.com/investors/investor-events-and-presentations prior to the event.

About Starwood Capital Group

Starwood Capital Group is a private, U.S.-based investment firm with a core focus on global real estate. Since the group’s inception in 1991, the firm has raised nearly $25 billion of equity capital and acquired over $52 billion in assets. Starwood Capital Group currently has $36 billion of assets under management. Starwood Capital Group maintains offices in Greenwich, Atlanta, San Francisco, Washington, D.C., Los Angeles, Chicago and Miami, and affiliated offices in London, Luxembourg, Paris, Frankfurt and Sao Paulo. Starwood Capital Group has invested in nearly every class of real estate on a global basis, including office, retail, residential, senior housing, golf, hotels, resorts and industrial assets. Starwood Capital Group and its affiliates have successfully executed an investment strategy that includes building enterprises around core real estate portfolios in both the private and public markets. Additional information about Starwood Capital can be found at www.starwoodcapital.com.

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About Taubman

Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 27 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing six properties in the U.S. and Asia totaling 5.6 million square feet. Taubman, with over 60 years of experience in the shopping center industry, is headquartered in Bloomfield Hills, Mich., and Taubman Asia is headquartered in Hong Kong. www.taubman.com.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the expected completion of the transactions, pro forma mall tenant sales and the anticipated closing time frame. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including that the conditions to one or more transaction closings may not be satisfied, the potential impact on the company due to the announcement of the disposition, the occurrence of any event, change or other circumstances that could give rise to the termination of the sale agreements with respect to any or all of the seven centers, and general economic conditions. You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of additional risks and uncertainties.

CONTACTS:
For Taubman: Investors, Ryan Hurren 248-258-7232
Media, Christopher Tennyson 248-258-7469

For Starwood Capital Group: Tom Johnson or Patrick Tucker 212-371-5999

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